                                                                 Exhibit 4.03(c)

                   OCCUPATIONAL HEALTH + REHABILITATION INC
                               175 Derby Street
                         Hingham, Massachusetts  02043



Mr. George H. Dixon, Director                     As of December 30, 1999
Fleet National Bank (f/k/a BankBoston, N.A.)
100 Federal Street
Boston, Massachusetts  02110

     RE:  REVOLVING CREDIT AGREEMENT
          --------------------------

Dear Mr. Dixon:

     Reference is made to that certain Revolving Credit Agreement, dated as of November 13, 1997, as amended as of December 30, 1998 (the "Credit Agreement"), between Occupational Health + Rehabilitation Inc (the "Company") and Fleet National Bank (f/k/a BankBoston, N.A.) (the "Bank"). Capitalized terms used and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement, in each case, as amended by this letter agreement. This letter agreement amends, restates and supersedes that certain letter agreement dated December 30, 1999 between the Company and the Bank.

     The Company has requested that the Bank consent to the amendments to the Credit Agreement provided below, which amendments would have the effect of (i) extending the Credit Expiration Date to June 30, 2001, (ii) amending certain of the negative covenants under the Credit Agreement, (iii) reducing the required Minimum Net Worth for the fiscal year ending December 31, 1999, and (iv) adding certain financial covenants to the Credit Agreement.

     (a) Section 1.1 of the Credit Agreement is hereby amended by deleting the date "December 31, 1999" (as extended by prior agreement to "March 31, 2000") appearing therein and inserting in lieu thereof the date "June 30, 2001."

     (b) Section 1.2 of the Credit Agreement is hereby amended by adding at the end of subsection (a) thereof the following:

          The Company hereby agrees that notwithstanding any provision hereof to the contrary, the aggregate amount of outstanding Company Revolving Credit Loans the proceeds of which are or are to be used to finance Eligible Acquisitions consumated subsequent to April 1, 2000 shall not at any time exceed $500,000.

                                                                 Exhibit 4.03(c)

     (c) Effective December 31, 1999, Section 1.4(a)(ii) of the Credit Agreement is hereby amended by deleting the figure "sixty-five one hundredths percent (65/100%)" appearing therein and inserting in lieu thereof the figure "seventy-five one-hundredths percent (75/100%)."

     (d) Section 6.1(f) of the Credit Agreement is hereby amended by deleting the proviso thereto in its entirety. Section 6.1(h) of the Credit Agreement is hereby amended by deleting the proviso thereto in its entirety.

     (e)  Section 6.4 of the Credit Agreement is hereby deleted in its entirety.

     (f) Section 7.1 of the Credit Agreement is hereby amended by deleting the figure "$10,000,000" appearing therein with respect to the fiscal year ending December 31, 1999 and inserting in lieu thereof the figure "$6,000,000."

     (g) Section 7 of the Credit Agreement is hereby further amended by deleting Section 7.2 thereof and adding the following provisions thereto after
Section 7.1 thereof:

     (Section)7.2 Quick Ratio. The Company will not permit the Quick Ratio for any fiscal quarter ending on or prior to December 31, 1999 to be less than
     1.20 to 1.00.

     (Section)7.3 Minimum Net Income. The Company will not permit the Net Income for the quarterly fiscal period ending on June 30, 2000 and for each quarterly fiscal period thereafter to be less than $1.00.

     (Section)7.4 Minimum Adjusted Operating Cash Flow to Total Fixed Charges. The Company will not permit the ratio of Adjusted Operating Cash Flow for the four (4) consecutive fiscal quarters ending on the measuring dates set forth below to Total Fixed Charges to be less than the respective amounts indicated below:


                                                    Minimum Ratio of Adjusted
                                                       Operating Cash Flow
            Fiscal Quarter Ending                    to Total Fixed Charges
----------------------------------------------  ---------------------------------

March 31, 2000                                                          1.00:1.00
----------------------------------------------  ---------------------------------

June 30, 2000                                                           1.00:1.00
----------------------------------------------  ---------------------------------

September 30, 2000                                                      1.05:1.00
----------------------------------------------  ---------------------------------

December 31, 2000                                                       1.15:1.00
----------------------------------------------  ---------------------------------

March 31, 2001                                                          1.25:1.00
----------------------------------------------  ---------------------------------

June 30, 2001                                                           1.25:1.00
----------------------------------------------  ---------------------------------

                                                                 Exhibit 4.03(c)

     (Section)7.5 Maximum Adjusted Total Senior Funded Debt to EBITDAR. The Company will not permit the ratio of Adjusted Total Senior Funded Debt as of the last day of any fiscal quarter set forth below to EBITDAR for any period of four (4) consecutive fiscal quarters ending on such measuring dates to be greater than the respective amounts indicated below:


                                                 Maximum Ratio of Adjusted Total
            Fiscal Quarter Ending                 Senior Funded Debt to EBITDAR
---------------------------------------------------------------------------------

March 31, 2000                                                          6.25:1.00
---------------------------------------------------------------------------------

June 30, 2000                                                           6.25:1.00
---------------------------------------------------------------------------------

September 30, 2000                                                      5.50:1.00
---------------------------------------------------------------------------------

December 31, 2000                                                       5.00:1.00
---------------------------------------------------------------------------------

March 31, 2001                                                          4.75:1.00
---------------------------------------------------------------------------------

June 30, 2001                                                           4.50:1.00
---------------------------------------------------------------------------------

     (i) Section 8.1 of the Credit Agreement is hereby amended by adding after subsection (l) thereof the following: "or (m) the Company shall have failed to cause the holders of the outstanding redeemable, convertible preferred stock of the Company to have executed and delivered to the Bank, on or prior to June 30, 2000, a subordination agreement reasonably satisfactory to the Company and the Bank pursuant to which the repayment of all Indebtedness of the Company in respect of such stock shall have been subordinated to the Indebtedness of the Company evidenced by the Company Revolving Credit Note, the Indebtedness evidenced by the JV Revolving Credit Agreements, and the Indebtedness of the Company outstanding on April 1, 2000 under that certain Master Lease Financing Agreement, dated as of September 15, 1998, as amended, between the Company and BancBoston Leasing Inc."

     (j) Section 9 of the Credit Agreement is hereby amended by deleting the definitions "EBITDA" and "Eligible Acquisition" set forth therein and by adding in the appropriate places therein the following definitions:

     Adjusted Operating Cash Flow: for any period, EBITDA for such period, after (a) restoring thereto amounts deducted for rental and operating lease expense paid or payable and (b) deducting amounts paid for capital expenditures and acquisitions that were not funded by financing obtained from an external source.

                                                                 Exhibit 4.03(c)

     Adjusted Total Senior Funded Debt: on the applicable measuring date, the sum of (a) the aggregate amount outstanding (determined in accordance with generally accepted accounting principles on a consolidated basis) of every obligation for senior unsubordinated interest-bearing debt, including the outstanding balance of the Revolving Credit Loans, Capital Leases, and promissory notes of the Company and its Subsidiaries, and (b) the product of eight (8) times the rental and operating lease expense paid or payable in any period of four (4) fiscal quarters ending on the measuring date.

     EBITDA: for any period, Net Income for such period, after restoring thereto amounts deducted for (a) depreciation and amortization, (b) Interest Expense, (c) income taxes in respect of income and profits, and
     (d) minority interest in net profit of subsidiaries.

     EBITDAR: for any period, the sum of (a) EBITDA for such period and (b) the rental and operating lease expense paid or payable in such period.

     Eligible Acquisition: shall mean the acquisition by the Company of the assets or Shares of any Person engaged in the business of providing occupational health or other medical services or other related business or activities incidental thereto, provided that (i) the aggregate amount representing the purchase price for all Eligible Acquisitions (including any Indebtedness assumed in connection therewith other than routine operating lease, trade debt and other similar ordinary course of business obligations) for the period from April 1, 2000 through the Credit Expiration Date shall not exceed $500,000 without the prior written consent of the Bank, which consent shall not unreasonably withheld, conditioned or delayed, (ii) prior to any such Eligible Acquisition, and after giving effect thereto (including any Company Revolving Credit Loans requested by the Company in connection with such Eligible Acquisitions), there shall exist no Company Default or Company Event of Default, and (iii) prior to any such Eligible Acquisition, the Company shall have provided to the Bank notice of such proposed acquisition and an information package regarding such proposed acquisition which shall contain a description of the assets to be acquired, the purchase price and terms of payment for such assets and such other information regarding such proposed acquisition as the Bank may reasonably request at least ten (10) days prior to the proposed closing of such proposed acquisition. If such proposed acquisition involves the acquisition of Shares of a Person, such notice shall confirm that the Company shall own, directly or indirectly, a majority of the equity interests in the acquired Person and shall control a majority of any voting securities and/or shall otherwise control the governance of the acquired Person. In connection with such proposed acquisition, if such proposed acquisition involves the acquisition of Shares of a Person, the Company shall have granted to the Bank first priority security interests in the Company"s equity interest in such acquired Person by means of a pledge.
     Any assets

                                                                 Exhibit 4.02(c)

     acquired in connection with such proposed acquisition shall constitute after-acquired property subject to the Bank"s existing security interests under the Company Security Documents unless such assets are simultaneously contributed to a joint venture, which is majority owned by the Company.

     Net Income: net income or net loss of the Company and its Subsidiaries for the period in question, determined in accordance with generally accepted accounting principles on a consolidated basis, provided that such net income or net loss as determined for any period which includes the fiscal quarter ending December 31, 1999 shall exclude those restructuring charges and the write-off of the $292,000 Community Rehabilitation Center note receivable effected by the Company during the fiscal quarter ending December 31, 1999.

     Total Fixed Charges:   the aggregate amount (determined in accordance with
     generally accepted accounting principles on a consolidated basis) for the prior four (4) consecutive fiscal quarters ended as of the measuring date of (a) long-term debt (excluding, if applicable, the outstanding balance of the Revolving Credit Loans) and Capital Lease payments made or required to be paid and dividends in respect of the Company's outstanding redeemable, convertible preferred stock paid or payable, (b) Interest Expense, and (c) rental and operating lease expense paid or payable.

     (k) Section 1.1 of Exhibit A to the Credit Agreement (the form of JV Revolving Credit Agreement) is hereby amended by deleting the date "December 31, 1999" (as extended by prior agreement to "March 31, 2000") appearing therein and inserting in lieu thereof the date "June 30, 2001". The Bank hereby agrees that it shall negotiate with each JV Borrower (as defined in the JV Revolving Credit Agreement) an option to have outstanding loans pursuant to the JV Revolving Credit Agreement with such terms and conditions as shall be mutually acceptable to the Bank and such JV Borrower with the interest rate based on a money market option if the JV Borrower has an equity owner (or affiliate) that is publicly rated BBB+ or better and that jointly and severally guarantees the repayment in full of the credit extended. The form of the JV Borrower Revolving Credit Note (as defined in the JV Revolving Credit Agreement) is hereby amended by deleting the date "December 31, 1999" (as extended by prior agreement to "March 31, 2000") appearing in the first paragraph thereof and inserting in lieu thereof the date "June 30, 2001."

     Except as amended hereby, the Credit Agreement and each of the other Company Loan Documents shall remain in full force and effect. Concurrently with the execution and delivery of this letter, the Company shall execute and deliver to the Bank a replacement Company Revolving Credit Note in the form attached hereto as Exhibit A, and the Company shall pay to the Bank a fee in the amount of $7,500, in consideration of the Bank"s agreements herein and shall pay the attorneys" fees of counsel to the Bank in connection with this letter. In addition, the

                                                                 Exhibit 4.03(c)

Company is delivering herewith the budget for the Company and its Subsidiaries for the fiscal year ending December 31, 2000 and the projections for the six-month period ending June 30, 2001. On or prior to April 10, 2000, the Company and the Bank shall prepare covenant compliance schedules incorporating the financial covenants provided above and financial methodology (including, without limitation, with respect to rental and operating expense paid or payable) consistent with the Company's financial statements.

                                                                 Exhibit 4.03(c)

     If you are in agreement with the foregoing, please execute each of the accompanying counterparts to this letter, whereupon this letter shall become a binding agreement under seal between the Company and the Bank. Please then return one of such counterparts to the Company.


                              Very truly yours,


                              OCCUPATIONAL HEALTH +
                               REHABILITATION INC


                              By:/s/ John C. Garbarino
                                 ---------------------
                                 President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:
-----------------------

FLEET NATIONAL BANK (f/k/a BankBoston, N.A.)



By:/s/ George H. Dixon
   -------------------
  Director